Exhibit 10.30
AMENDED AND RESTATED SEVERANCE AGREEMENT
          THIS AMENDED AND RESTATED SEVERANCE AGREEMENT (this “Agreement”), entered into as of December 18, 2008, is made and entered into between Zix Corporation, a Texas corporation (the “Company”), and David J. Robertson (“Employee”), and restates, amends, and supersedes that certain severance agreement between the parties dated February 1, 2003.
     WHEREAS, Employee is currently employed by the Company;
     WHEREAS, Employee is willing to continue working for the Company or an Affiliate, as applicable, on an “at will” basis, if applicable;
     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties agree as follows:
1. Definitions.
     1.1 Acquiring Person. An “Acquiring Person” shall mean any person (including any “person” as such term is used in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that, together with all Affiliates and Associates of such person, is the beneficial owner of 35% or more of the outstanding Common Stock of the Company. The term “Acquiring Person” shall not include the Company, any subsidiary of the Company, any employee benefit plan of the Company, (or trust with respect thereto) or subsidiary of the Company, or any person holding Common Stock of the Company for or pursuant to the terms of any such plan. For purposes of this Agreement, a person who becomes an Acquiring Person by acquiring beneficial ownership of 35% of more of the Common Stock at any time after the date of this Agreement shall continue to be an Acquiring Person whether or not such person continues to be the beneficial owner of 35% or more of the outstanding Common Stock.
     1.2 Affiliate and Associate. “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act in effect on the date of this Agreement.
     1.3 Cause. For “Cause” shall mean any of the following shall have occurred:
     (a) The conviction of Employee of any felony;
     (b) The intentional and. continued failure by Employee to substantially perform Employee’s employment duties, such intentional action involving willful and deliberate malfeasance or gross negligence in the performance of Employee’s duties (other than any such failure resulting from Employee’s incapacity due to physical or mental illness), after written demand for substantial performance, such demand not to be unreasonable, is delivered by the Company or an Affiliate, as applicable, that specifically identifies the manner in which the Company or the Affiliate, as applicable, believes Employee has not substantially performed Employee’s duties and which continues beyond a period of 10 business days immediately after notice thereof by the Company to Employee;
     (c) The intentional wrongdoing by Employee that is materially injurious to the Company or employing Affiliate, as applicable; or
     (d) Acts by Employee of moral turpitude that are injurious to the Company.
     For purposes of this definition, no act, or failure to act, on the part of Employee shall be deemed to be “intentional” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interests of the Company or the employing Affiliate, or both, as applicable.
     1.4 Change in Control. A “Change in Control” of the Company shall have occurred if at any time during the term of this Agreement any of the following events shall occur:
     (a) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, other than an Affiliate, and as a result of such merger, consolidation or reorganization less than 50.1’% of the combined voting power to elect directors of the then-outstanding securities of the remaining corporation or legal person or its ultimate parent immediately after such transaction is owned, directly or indirectly, in the aggregate by persons who were shareholders, directly or indirectly, of the Company immediately prior to such merger, consolidation, or reorganization;
     (b) The Company sells all or substantially all of its assets to any other corporation or other legal person, other than an Affiliate, and as a result of such sale, less than 50.1% of the combined voting power to elect directors of the then-outstanding securities of such corporation or legal person or its ultimate parent immediately after such transaction is owned, directly or indirectly, in the aggregate by persons who were shareholders, directly or indirectly, of the Company immediately prior to such sale;
     (c) Any Acquiring Person has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities which when added to any securities already owned by such person would represent in the aggregate 35% or more of the then-outstanding securities of the Company which are entitled to vote to elect directors;
     (d) If, at any time, the Continuing Directors then serving on the Board of Directors of the Company (“Board”) cease for any reason to constitute at least a majority thereof;
     (e) Any occurrence that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or any successor rule or regulation promulgated under the Exchange Act; or
     (f) Such other events that cause a change in control of the Company, as determined by the Board in its sole discretion.

     1.5 Change in Control Payments. “Change in Control Payments” shall mean six months of base salary utilizing the higher of (i) Employee’s annual base salary in effect on the date of the Change in Control or (ii) Employee’s highest annual base salary during the term of Employee’s employment with the Company.
     1.6 Continuing Director. A “Continuing Director” shall mean a director of the Company who (i) is not an Acquiring Person, an Affiliate or Associate, a representative of an Acquiring Person or nominated for election by an Acquiring Person, and (ii) was either a member of ‘the Board on the date of this Agreement or subsequently became a director of the Company and whose initial election or initial nomination for election by the Company’s shareholders was approved by a majority of the Continuing Directors then on the Board.
     1.7 Good Reason. “Good Reason” shall mean the occurrence of the following event:
     (a) a cumulative reduction of more than 10% based on Employee’s highest annual base salary during the term of Employee’s employment with the Company.
EXAMPLE: Assume Employee’s base salary is $100,000. The Company or Affiliate, as applicable, is permitted to reduce Employee’s base salary by up to 10% ($10,000) without giving Employee “Good Reason” to terminate employment. Any further salary reductions would constitute “Good Reason” to terminate employment. Assume that in the example, that the Company or Affiliate had reduced the $100,000 salary to $92,000. Later, the Employee is given a new salary of $120,000. The Company or Affiliate is then entitled to reduce the $120,000 salary by up to $12,000 without entitling Employee to “Good Reason”, even though the earlier lower salary had been reduced by $8,000.
     1.8 Person. A “Person” shall mean an individual, a corporation, a partnership, an association, a joint stock company, a trust, an incorporated organization or a government or political subdivision thereof.
     1.9 Severance Payment. The “Severance Payment” shall be an amount equal to six months of base salary utilizing Employee’s highest annual base salary during the term of Employee’s employment with the Company; provided that, if the event giving rise to the Severance Payment occurs on or before the 180th day following a Change in Control (with the day immediately following the day of the occurrence of the Change in Control being day “1”), then the amount of the Severance Payment shall be the amount provided for in Sections 1.5 and 3 (as if Employee had resigned from employment pursuant to Section 3).
2. Severance Payment.
     2.1 From and after the date hereof, upon the occurrence of either of the following events, the Company will pay to Employee the Severance Payment (in accordance with Section 4):
     (a) Employee’s employment with the Company or an Affiliate, as applicable, is terminated by the Company or the employing Affiliate other than for Cause; or

     (b) Employee terminates his employment for Good Reason, subject to the notice and cure provisions noted below.
     Notwithstanding the preceding provisions, Employee shall not be permitted to resign employment for a Good Reason until (i) Employee has provided to the Company notice of the existence of the good reason condition within 90 days of its initial existence, and (ii) the Company has not remedied the good reason condition within a period of 30 days from the Company’s receipt of such notice. Following the satisfaction of (i) and (ii), Employee must exercise his right to resign for Good Reason within 30 days (i.e., such Good Reason resignation must occur within 150 days of the occurrence of the good reason event), with the day immediately following the existence of the good reason condition being day “1.”
     2.2 To terminate Employee’s employment other than for Cause pursuant to Subsection 2,1(a), the Company or the employing Affiliate, as applicable, shall give Employee a written notice of termination setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment. Such notice shall be effective 30 days following the Employee’s receipt thereof.
3. Change in Control Payment. If Employee resigns from employment (subject to the notice and cure provisions noted below) with the Company and its Affiliates following a Change in Control for a “Change in Control Good Reason,” as such term is defined below, the Company shall pay to Employee the Change in Control Payment (in accordance with Section 4).
     A “Change in Control Good Reason” shall mean (i) a material diminution in Employee’s authority, duties or responsibilities, (ii) a material diminution in the Employee’s base salary, (iii) a material change in the geographic location at which Employee must perform services, (iv) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Employee is required to report, including a requirement that Employee report to a corporate officer or employee instead of the board of directors (or similar governing body), (v) a material diminution in the budget over which Employee retains authority, or (vi) any other event that constitutes a material breach by the Company of the agreement under which Employee provides services.
     Notwithstanding the preceding provisions, Employee shall not be permitted to resign employment for a “Change in Control Good Reason” until (a) Employee has provided to the Company notice of the existence of the good reason condition within 90 days of its initial existence and (b) the Company has not remedied the good reason condition within a period of 30 days from the Company’s receipt of such notice. Following the satisfaction of (i) and (ii), Employee must exercise his right to resign for Change in Control Good Reason within 60 days (i.e., such Change in Control Good Reason resignation must occur within 180 days of the occurrence of the good reason event), with the day immediately following the existence of the good reason condition being day “1.”
4. Mode of Payment; Acceptance. The Severance Payment and the Change in Control Payment shall be paid in a lump sum (less applicable withholdings for taxes and other withholdings required by applicable law) within 60 days following the occurrence of the applicable event, subject to the Company’s receipt of a release in a form reasonably satisfactory to the Company relating to employment matters. The Company will provide the form release to Employee within 5 days of the date of the event giving rise to the payment. In the event that Employee fails to execute such release within such 60 day time period, he shall forfeit the Severance Payment or Change in Control Payment, as applicable. The Company’s obligation to pay the Severance Payment and Change in Control Payment is absolute and such payments shall not be mitigated or offset by virtue of Employee obtaining new employment or failing to seek new employment. Acceptance by Employee of the Severance Payment or Change in Control Payment, as applicable, shall constitute a release by Employee of the Company and its Affiliates, shareholders, officers, employees, directors and other agents from all claims arising out of, relating to, or in connection with, Employee’s employment with, or separation from employment with, the Company and its Affiliates.
     Employee shall be entitled to receive pursuant to this Agreement only one of the Severance Payment or the Change in Control Payment (i.e., not more than one of any such payments is payable pursuant to this Agreement).
5. Miscellaneous.
     5.1 Dispute Resolution. Employee and the Company acknowledge that Employee has, or may have, previously executed a Mutual Alternate Dispute Resolution Agreement. The provisions of such Mutual Alternate Dispute Resolution Agreement shall govern any disputes arising under this Agreement.
     5.2 Confidential Information. Employee and the Company acknowledge that Employee has previously executed a Confidentiality and Invention Agreement which is incorporated herein by reference and shall survive Employee’s separation from employment in accordance with its terms.
     5.3 Notice. All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been received on the date delivered, if personally delivered, or the date received after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the applicable party at the address for such party set forth below or at such other address as such party may designate by like notice:

Employee:

David J. Robertson

The Company:

Zix Corporation
2711 North Haskell Avenue, Suite 2200, LB 36
Dallas, Texas 75204-2960
Attn: CEO

     5.4 Successors; Binding Agreement. This Agreement will be binding upon and inure to the benefit of the parties hereto and any successors in interest to the Company following a Change in Control. This Agreement and all rights of Employees hereunder shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.
     5.5. Entire Agreement; Modifications. This Agreement does not supersede any employment agreement, stock option agreement or other employment-related agreement (collectively, “Employment Related Agreements”} that may be in effect at the time this Agreement is executed. Any conflict between the terms and conditions of this Agreement and other such Employment-Related Agreements will be resolved on an item-by-item basis with the Employee choosing which agreement controls the conflicting issue. Only an instrument in writing executed by both parties may amend this Agreement. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     5.6 Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     5.7 Enforcement Fees. In the event of a dispute arising under this Agreement, unless otherwise agreed by the parties in writing, each party shall pay its own costs and expenses in resolving the dispute.
     5.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (excluding its conflict of laws rules).
     5.9 409A Compliance. This Agreement, as amended, is intended to be exempt from and/or comply with the requirements (and not otherwise be subject to the interest and penalty taxes of) section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance issued thereunder, and shall be interpreted in a manner consistent with that intent. Notwithstanding the foregoing, in the event there is a failure under this Agreement to comply with section 409A of the Code, the Company shall have the discretion to accelerate any payment hereunder of “nonqualified deferred compensation” (within the meaning of section 409A of the Code), but only to the extent of the amount required to be included in income as a result of such failure.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

ZIX CORPORATION

By:	/s/ Susan K. Conner — CFO for Richard D. Spurr
Chairman & CEO

Date: 12-31-08

EMPLOYEE

/s/ David J. Robertson

David J. Robertson

31 Dec, 2008